UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

FS KKR CAPITAL CORP. II

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (this “Amendment No. 1”) is being filed on March 4, 2021 by FS KKR Capital Corp. II solely to amend and replace the FS KKR Capital Corp. letter to stockholders included in the Definitive Proxy Statement filed by FS KKR Capital Corp. II with the Securities and Exchange Commission on March 1, 2021 (the “Proxy Statement”). After filing the Proxy Statement, it was discovered that the as-filed version letter was inadvertently abridged.

Except as described above, this Amendment No. 1 does not modify or update any disclosures presented in the Proxy Statement. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

FS KKR Capital Corp.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholder,

You are cordially invited to attend a special meeting of stockholders of FS KKR Capital Corp. (“FSK”), to be held on May 21, 2021 at 1:00 p.m., Eastern Time, at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112 (together with any adjournments or postponements thereof, the “FSK Special Meeting”).

The Notice of Special Meeting of Stockholders and joint proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the FSK Special Meeting. At the FSK Special Meeting, you will be asked to consider and vote upon:

i.

a proposal to approve the Agreement and Plan of Merger, dated as of November 23, 2020 (the “Merger Agreement”), by and among FSK, FS KKR Capital Corp. II (“FSKR”), Rocky Merger Sub, Inc., a wholly owned subsidiary of FSK (“Merger Sub”) and FS/KKR Advisor, LLC (the “Advisor”) and the transactions contemplated thereby, including the merger of Merger Sub with and into FSKR with FSKR as the surviving corporation (such proposal, the “FSK Merger Proposal”);

ii.

a proposal to approve the issuance of shares of FSK common stock (“FSK Common Stock”) to FSKR stockholders as merger consideration in the merger (such proposal, the “Merger Stock Issuance Proposal”); and

iii.

a proposal to amend the investment advisory agreement, dated December 20, 2018, by and between FSK and the Advisor (the “Existing FSK Investment Advisory Agreement”) to (1) reduce FSK’s income incentive fee rate from 20% to 17.5% and (2) remove the total return lookback provision applicable to the subordinated incentive fee on income (such proposal, the “FSK Advisory Agreement Amendment Proposal”).

FSK and FSKR are publicly traded business development companies the shares of which are listed on the New York Stock Exchange under the symbols “FSK” and “FSKR,” respectively. Both FSK and FSKR are externally managed by the Advisor and have identical investment objectives and strategies and have the same valuation policies and procedures. FSK and FSKR are proposing a combination of both companies by a merger (the “Merger”) with FSK continuing as the surviving corporation. The Merger is structured as a net asset value (“NAV”)-for-NAV merger in which each holder of FSKR common stock will receive as merger consideration the right to receive shares of FSK Common Stock with an equal NAV. Holders of FSKR common stock may receive fractional shares or cash in lieu of fractional shares at the election of FSK. FSK Common Stock will continue to trade on the NYSE under the symbol “FSK” following the Merger.

After completing the merger that created FSKR in December 2019 and the listing of FSKR common stock in June 2020, FSK and FSKR commenced a review of strategic alternatives and determined to pursue the Merger because they believe that the Merger will result in significant benefits for FSK and FSKR and their stockholders, including, but not limited to, increased scale and operating leverage, increased portfolio diversification and asset mix and a reduction in general and administrative fees and expenses (which reduction is currently expected to be approximately $5 million per year). For more information about the material factors considered by the board of directors of FSK and FSKR in approving the Merger Agreement and recommending the stockholders vote for the related stockholder proposals, as applicable, see “Summary of the Merger—Reasons for the Merger” on page 22, “The Merger—Reasons for the Merger” on page 46 and “FS KKR Capital Corp. Proposal 3—Factors Considered by the FSK Board” on page 110.

Upon the closing of the Merger, FSK proposes to amend the Existing FSK Investment Advisory Agreement to (1) reduce FSK’s income incentive fee rate from 20% to 17.5% and (2) remove the total return lookback provision applicable to the subordinated incentive fee on income. The Advisor has also agreed to waive income incentive fees in the amount of $15 million per quarter for the first six full fiscal quarters of operations following the Merger for a total waiver of $90 million. The reduction of income incentive fee rate from 20% to 17.5% (while retaining the hurdle rate of 7%) would, if all other circumstances were the same, result in less income incentive fees payable by the combined company to the Advisor. The impact of the removal of the total return lookback provision will depend on the performance of the combined company during the lookback period and other factors and, as a result of the removal of the total return lookback provision, the Advisor could earn income incentive fees in circumstances where it otherwise would not. For more information, see “Questions and Answers About the Special Meetings—What will the impact of the Proposed FSK Investment Advisory Agreement on the stockholders of each Fund Party?” in the accompanying joint proxy statement/prospectus. The $90 million incentive fee waiver is anticipated to help offset the potential impact of the removal of the total return lookback provision over the next few years following the Merger. FSK believes that this fee structure will competitively position the combined company among large BDCs with more than $5 billion of assets under management.

Closing of the Merger is contingent upon (1) FSK stockholder approval of each of the above proposals, (2) FSKR stockholder approval of the Merger and the other transactions contemplated by the Merger Agreement and (3) certain other closing conditions described in the accompanying joint proxy statement/prospectus. If the Merger does not close, then no FSK Common Stock will be issued pursuant to the Merger Stock Issuance Proposal, even if approved by the FSK stockholders, and FSK and the Advisor will not enter into the proposed amendment to the Existing FSK Investment Advisory Agreement, even if approved by the FSK stockholders

The market value of the Merger Consideration will fluctuate with changes in the market price of FSK Common Stock. We urge you to obtain current market quotations of FSK Common Stock. FSK Common Stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “FSK” and FSKR Common Stock trades on the NYSE under the ticker symbol “FSKR.” The following table shows the closing sale prices of FSK Common Stock and FSKR common stock, as reported on the NYSE on November 23, 2020, the last trading day before the public announcement of the Merger.

	FSK Common Stock	FSKR Common Stock
Closing Sales Price at November 23, 2020	$17.34	$15.84

Your vote is extremely important. At the FSK Special Meeting, you will be asked to vote on the FSK Merger Proposal, the Merger Stock Issuance Proposal and FSK Advisory Agreement Amendment Proposal. The approval of the FSK Merger Proposal requires the affirmative vote of holders of (1) a majority of the outstanding shares of FSK Common Stock entitled to vote at the FSK Special Meeting and (2) a majority of the outstanding shares of FSK Common Stock held by stockholders unaffiliated with the Advisor and its affiliates entitled to vote at the FSK Special Meeting. The approval of the Merger Stock Issuance Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of FSK Common Stock at a meeting at which a quorum is present. The approval of the FSK Advisory Agreement Amendment Proposal requires the approval of a majority of the outstanding shares of FSK Common Stock. Under the Investment Company Act of 1940, as amended, a majority of the outstanding shares of FSK Common Stock may be the lesser of: (1) 67% of the FSK Common Stock at the FSK Special Meeting if the holders of more than 50% of the outstanding shares of FSK Common Stock are present or represented by proxy or (2) more than 50% of the outstanding shares of FSK Common Stock.

Abstentions will have the same effect as votes against the FSK Merger Proposal and the FSK Advisory Agreement Amendment Proposal. Abstentions will have no effect on the outcome of the Merger Stock Issuance Proposal.

After careful consideration, the board of directors of FSK (including all of the independent directors of FSK) unanimously recommends that FSK stockholders vote “FOR” the FSK Merger Proposal, “FOR” the Merger Stock Issuance Proposal and “FOR” the FSK Advisory Agreement Amendment Proposal.

It is important that your shares of FSK Common Stock be represented at the FSK Special Meeting. Even if you plan to attend the FSK Special Meeting in person, we urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. If you prefer, you can save time by voting through the Internet or by telephone as described in the accompanying joint proxy statement/prospectus and on the enclosed proxy card. If you do not vote, it may result in FSK not having a sufficient quorum of one-third of outstanding FSK Common Stock represented in person or by proxy at the FSK Special Meeting and a meeting cannot be held unless a quorum is present.

The accompanying joint proxy statement/prospectus concisely describes the FSK Special Meeting, the Merger, the documents related to the Merger (including the Merger Agreement), the documents related to the FSK Advisory Agreement Amendment Proposal (including the proposed amended and restated FSK investment advisory agreement) and other related matters that FSK stockholders ought to know before voting on the FSK Merger Proposal, the Merger Stock Issuance Proposal and the FSK Advisory Agreement Amendment Proposal and should be retained for future reference. Please carefully read this entire document, including “Risk Factors” beginning on page 23, for a discussion of the risks relating to the Merger. You also can obtain information about FSK and FSKR from documents that each has filed with the U.S. Securities and Exchange Commission. See “Where You Can Find More Information” for instructions on how to obtain such information.

Sincerely,

Michael C. Forman

Chairman and Chief Executive Officer of FS KKR Capital Corp.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of FSK Common Stock to be issued under the accompanying joint proxy statement/prospectus or determined if the accompanying joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated March 1, 2021 and it is first being mailed or otherwise delivered to FSK stockholders on or about March 2, 2021.

FS KKR Capital Corp. FS KKR Capital Corp. II 201 Rouse Boulevard Philadelphia, PA 19112 (215) 495-1150